Exhibit 5.1

PORTER, WRIGHT, MORRIS & ARTHUR LLP

41 South High Street

Columbus, Ohio 43215-6194

Telephone: 614/227-2000

Facsimile: 614/227-2100

May 23, 2017

American Eagle Outfitters, Inc.

77 Hot Metal Street

Pittsburgh, Pennsylvania 15203-2329

Re:	Registration Statement on Form S-8

  American Eagle Outfitters, Inc. 2017 Stock Award and Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for American Eagle Outfitters, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 11,200,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to the American Eagle Outfitters, Inc. 2017 Stock Award and Incentive Plan (the “Plan”).

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, and that all copies of documents submitted to us conform to the originals. We have relied as to certain matters of fact on information and representations obtained from representatives of the Company.

Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ PORTER, WRIGHT, MORRIS & ARTHUR LLP

PORTER, WRIGHT, MORRIS & ARTHUR LLP